Exhibit (10)(c)
[Modern Woodmen of America letterhead]
July 15, 2011
Modern Woodmen of America
1701 1st Avenue
Rock Island, Illinois 61201
Gentlemen:
This opinion is furnished in connection with the registration by Modern Woodmen of America (“Society”) of a flexible premium deferred variable annuity certificate (“Contract”) under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 11 to the Registration Statement on Form N-4 (File No. 333-63972), as supplemented and incorporated by reference in this Post-Effective Amendment No. 12 to the Registration Statement, describes the Contract. I have provided actuarial advice concerning the preparation of the contract form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.
It is my professional opinion that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the Society.
I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 12 to the Registration Statement.

Sincerely,
/s/ Christopher G. Daniels

Christopher G. Daniels, FSA, MAAA
Consulting Actuary